EXHIBIT 99.1

First Financial Bancorp Reports Second Quarter 2011 Financial Results
Introducing Variable Dividend – 125% Increase in Total Dividends Paid to Shareholders for Quarter

Cincinnati, Ohio – July 28, 2011 – First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced today financial and operational results for the second quarter 2011 and for the six month period ended June 30, 2011.

Second quarter 2011 net income was $16.0 million and earnings per diluted common share were $0.27.  This compares with first quarter 2011 net income of $17.2 million and earnings per diluted common share of $0.29 and second quarter 2010 net income of $17.8 million and earnings per diluted common share of $0.30.

For the six month period ended June 30, 2011, net income and net income available to common shareholders were $33.2 million and earnings per diluted common share were $0.57 as compared to net income of $29.4 million, net income available to common shareholders of $27.5 million and earnings per diluted common share of $0.48 for the six month period ended June 30, 2010.

▪	83rd consecutive quarter of profitability

▪	Net income available to common shareholders for the six months ended June 30, 2011 increased 20.6% compared to the first half 2010

▪	Adjusted pre-tax, pre-provision income increased $3.8 million, or 13.9%, compared to the first quarter 2011

▪	Continued strong performance
-	Quarterly return on average assets of 1.03%
-	Quarterly return on risk-weighted assets of 1.89%
-	Quarterly return on average shareholders’ equity of 9.05%

▪	Board of directors has authorized a 100% dividend payout ratio comprised of a recurring dividend and a variable dividend resulting in a 125% increase for the upcoming dividend
-	Recurring dividend based on stated payout ratio of between 40% - 60%; currently $0.12 per share
-	Variable dividend based on remainder of quarterly earnings; $0.15 per share based on quarterly earnings

▪	Announced an agreement to acquire 16 Ohio-based branch locations from Liberty Savings Bank
-	Transaction includes approximately $346.2 million of deposits and $146.7 million of in-market performing loans
-	Significantly accelerates growth strategy in the key market of Dayton

▪	Average core deposit balances continue to grow
-	Average strategic transaction and savings deposits increased $169.8 million, or 5.0%, during the quarter
-	Average money market and savings account balances increased $295.6 million, or 22.0%, compared to the second quarter 2010

▪	Capital ratios remain high as a result of earnings power
-	Tangible common equity to tangible assets of 11.11%
-	Tier 1 capital ratio of 20.15%
-	Total risk-based capital of 21.43%

▪	Quarterly net interest margin remained strong at 4.61%
-	Yield on acquired loans continues to enhance net interest margin
-	$249.8 million of liquidity redeployed in investment securities
-	Continued positive impact from runoff of retail and brokered CDs and balances in the exited markets of Michigan and Louisville

▪	Continued improvement in credit metrics
-	Total nonperforming loans declined $6.6 million, or 8.1%, compared to the linked quarter
-	Nonperforming loans to total loans declined to 2.65% as compared to 2.90% as of March 31, 2011
-	Provision for uncovered loan losses totaled $5.8 million, representing 100.5% of total net charge-offs for the quarter

▪	Balance sheet risk continues to remain low
FDIC loss share coverage on 30.8% of loan portfolio
100% risk-weighted assets continue to represent less than 50% of balance sheet

Claude Davis, President and Chief Executive Officer, commented, “Once again, First Financial delivered another quarter of solid performance demonstrating our ability to consistently produce a high level of earnings despite on-going challenges in our operating markets.  Helping to drive earnings this quarter was the continued focus we have placed on managing costs and improving the efficiency of our operations.  As a result of our efforts, our strategic noninterest expenses declined 4.3% compared to the linked quarter and 8.4% compared to the second quarter 2010.

It was also an exciting quarter for us as we announced the acquisition of 16 Ohio-based branch locations from Liberty Savings Bank, which will substantially enhance our presence in the Dayton area and leave us positioned as the largest community bank operating in that market.  Our integration team is hard at work and, as we have previously reported, we expect the transaction to close during the third quarter.

Due to our strong capital position and continued earnings performance, we are constantly evaluating strategies to best deploy our capital in the most shareholder-friendly manner while also monitoring the evolving and uncertain regulatory landscape.  As a result of this evaluation, we are announcing that the board of directors has authorized a 100% dividend payout ratio that will consist of two parts: a recurring dividend based on our stated payout ratio of 40% - 60% of earnings; and a variable dividend that will equal the remainder of our quarterly earnings.  The variable dividend is expected to continue until we have acquisitions or organic capital utilization rates that equal or exceed our capital generation rates.  Thus, we expect our next quarterly dividend to be $0.27 per share, payable on October 1, 2011.

We intend to manage our capital ratios at levels above our stated thresholds, which include a tangible common equity ratio of 7%, tier 1 leverage ratio of 8% and total risk based capital ratio of 13%.  Each quarter, we will evaluate our capital levels based on expected growth plans and the aforementioned capital ratio thresholds.

Economic challenges in our strategic markets continue to impact loan growth as both businesses and consumers remain hesitant to access credit.  While average total uncovered loan balances were down slightly compared to the prior quarter, our renewed focus on building a strong sales culture has produced positive results as average commercial loan balances have increased 6.8% compared to the second quarter 2010.  New originations and renewals in our commercial and CRE portfolios were particularly strong during June and our pipeline of outstanding proposals and pending commitments at the end of the quarter was at its highest level in months.”

SECTION I – RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income on a fully tax-equivalent basis for the second quarter 2011 was $66.1 million as compared to $67.6 million for the first quarter 2011 and $68.0 million as compared to the year-over-year period.  Compared to the linked quarter, the decrease during the second quarter 2011 resulted from a decline in interest income earned on loans primarily driven by an 8.8% decrease in the balance of average covered loans outstanding. However, this decline was partially offset by an increase in interest earned on investments and lower interest expense on deposits.

The decrease compared to the year-over-year quarter was primarily driven by the 27.3% decline in average covered loan balances and the reduced yield on the FDIC indemnification asset, offset partially by higher interest income from investments and lower funding costs as a result of the continued runoff of higher cost time deposits and the prepayment of $232 million of FHLB advances during the third quarter 2010.

For the six month period ended June 30, 2011, net interest income on a fully tax-equivalent basis was $133.7 million as compared to $140.2 million for the comparable period in 2010.  Similar to the quarterly year-over-year items noted above, the decrease was driven by the decline in average covered loan balances and the reduced yield on the FDIC indemnification asset, offset partially by higher interest income from investments and lower funding costs.

NET INTEREST MARGIN
Net interest margin was 4.61% for the second quarter 2011 as compared to 4.73% for the first quarter 2011 and 4.53% for the second quarter 2010.  Net interest margin continued to be negatively impacted by the combination of normal amortization and paydowns in the acquired loan portfolio.  However, the Company continued to use its liquidity to purchase investment securities, totaling $249.8 million during the quarter, plus it realized a full quarter’s impact from investment purchases that settled late in the first quarter 2011, helping to offset the margin decline from lower loan balances.  Net interest margin also benefited from the expected runoff of retail and brokered certificates of deposit as well as runoff in deposits related to the exited markets of Michigan and Louisville.

Net interest margin for the six month period ended June 30, 2011 remained relatively flat at 4.67% as compared to 4.71% for the six month period ended June 30, 2010.

NONINTEREST INCOME
The following table presents noninterest income for the three months ended June 30, 2011, March 31, 2011 and June 30, 2010 highlighting the estimated impact of covered loan activity and other transition items on the Company’s reported balance.

Table I
	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2011	2011	2010

Total noninterest income	$41,118	$43,658	$40,467

Significant components of noninterest income

Items likely to recur:

Accelerated discount on covered loans 1, 2	4,756	5,783	7,408
FDIC loss sharing income	21,643	23,435	15,170
Other acquired-non-strategic items	(485)	(552)	476

Items expected not to recur:

FDIC settlement and other items not expected to recur	(152)	125	2,930
Total excluding items noted above	$15,356	$14,867	$14,483

1 See Section II for additional information 2 Net of the corresponding valuation adjustment on the FDIC indemnification asset

During the quarterly periods presented above, excluding reimbursements due from the FDIC resulting from loss share agreements, covered loan activity continued to positively impact noninterest income due to loan sales and prepayments.  No material sales of covered loans occurred during the second quarter 2011.  This activity is discussed in more detail in Section II.

Excluding the items highlighted in Table I, estimated noninterest income earned in the second quarter 2011 was $15.4 million as compared to $14.9 million in the first quarter 2011 and $14.5 million in the second quarter 2010.  The increase compared to the linked quarter was primarily driven by higher service charges on deposits, bankcard income and client derivative fees; offset partially by lower gain on sale from residential mortgage originations and trust and wealth management fees.  Additionally, the Company recognized a gain of $429,000 resulting from the sale of certain loans originated by its franchise finance unit that had a net book value of approximately $9.3 million.  Consistent with prior sales of franchise-related loans, the sale was conducted to lessen credit and geographic concentration risk within the franchise portfolio.

On a comparable basis, estimated noninterest income for the six months ended June 30, 2011 was $30.2 million as compared to $27.3 million for the six months ended June 30, 2010.  The increase of $2.9 million, or 10.7%, was primarily attributable to higher gain on sale of franchise-related loans and residential mortgage originations, bankcard income, trust and wealth management fees and other noninterest income; offset partially by lower service charges on deposits and insurance income due to the Company’s decision to exit the insurance business in 2010.

NONINTEREST EXPENSE
The following table presents noninterest expense for the three months ended June 30, 2011, March 31, 2011and June 30, 2010 including the estimated effect of acquired-non-strategic operations, acquisition-related costs and other transition items.

Table II
	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2011	2011	2010

Total noninterest expense	$52,497	$57,790	$55,819

Significant components of noninterest expense

Items likely to recur:

Acquired-non-strategic operating expenses 1	2,673	3,911	1,270
Transition-related items 1	161	196	1,321
FDIC loss share support	1,369	783	938
Loss share and covered asset expense	3,376	3,171	-

Items expected not to recur:

Acquisition-related costs 1	76	116	2,180
Other items not expected to recur	1,140	3,962	2,387
Total excluding items noted above	$43,702	$45,651	$47,723

1 See Section II for additional information

Noninterest expense continued to be affected by items related to the Company’s acquired-non-strategic operations, as discussed in more detail in Section II.

Excluding the items highlighted in Table II, estimated noninterest expense in the second quarter 2011 was $43.7 million as compared to $45.7 million in the first quarter 2011 and $47.7 million in the second quarter 2010.  The decrease in noninterest expense of $1.9 million, or 4.3%, compared to the linked quarter was primarily driven by lower salaries and benefits, occupancy costs and FDIC assessments; offset by an increase in data processing and professional services expenses.

On a similar basis, estimated noninterest expense for the six months ended June 30, 2011 was $89.4 million as compared to $95.3 million for the six months ended June 30, 2010.  The decrease of $5.9 million, or 6.2%, was primarily attributable to lower salaries and benefits, occupancy costs and FDIC assessments.

It is expected that certain wind-down costs related to acquired subsidiaries will continue through at least 2011.

INCOME TAXES
For the second quarter 2011, income tax expense was $8.9 million, resulting in an effective tax rate of 35.7%, compared with income tax expense of $9.3 million and an effective tax rate of 35.2% during the first quarter 2011 and $9.5 million and an effective tax rate of 34.8% during the comparable year-over-year period.

For the six month period ended June 30, 2011, income tax expense was $18.2 million, resulting in an effective tax rate of 35.4%, compared with income tax expense of $15.8 million and an effective tax rate of 34.9% during the six months ended June 30, 2010.

CREDIT QUALITY – EXCLUDING COVERED ASSETS
The following table presents certain credit quality metrics related to the Company’s uncovered loan portfolio as of June 30, 2011 and for the trailing four quarters.

Table III
	As of or for the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2011	2011	2010	2010	2010

Total nonaccrual loans	$56,536	$62,048	$62,302	$66,157	$66,671
Restructured loans	17,482	18,532	17,613	13,365	12,752
Total nonperforming loans	74,018	80,580	79,915	79,522	79,423
Total nonperforming assets	90,331	95,533	97,822	97,827	96,241

Nonperforming assets as a % of:
Period-end loans plus OREO	3.22%	3.42%	3.45%	3.51%	3.42%
Total assets	1.50%	1.51%	1.57%	1.59%	1.46%

Nonperforming loans as a % of total loans	2.65%	2.90%	2.84%	2.88%	2.84%

Provision for loan and lease losses - uncovered	$5,756	$647	$9,741	$6,287	$6,158

Allowance for uncovered loan & lease losses	$53,671	$53,645	$57,235	$57,249	$57,811

Allowance for loan & lease losses as a % of:
Period-end loans	1.92%	1.93%	2.03%	2.07%	2.07%
Nonaccrual loans	94.9%	86.5%	91.9%	86.5%	86.7%
Nonperforming loans	72.5%	66.6%	71.6%	72.0%	72.8%

Total net charge-offs	$5,730	$4,237	$9,755	$6,849	$4,989
Annualized net-charge-offs as a % of average
loans & leases	0.83%	0.61%	1.39%	0.97%	0.71%

Net Charge-offs
Second quarter 2011 net charge-offs were $5.7 million, or 0.83% of average loans and leases, compared with $4.2 million, or 0.61%, for the linked quarter and $5.0 million, or 0.71%, for the comparable year-over-year quarter.  There were no individually significant items included in net charge-offs during the second quarter 2011 and the total amount was driven primarily by activity in the commercial real estate and construction portfolios.

For the six months ended June 30, 2011, net charge-offs were $10.0 million, or 0.72% of average loans and leases, as compared to $19.0 million, or 1.36%, for the six months ended June 30, 2010.

Nonperforming Assets
Nonperforming loans totaled $74.0 million and nonperforming assets totaled $90.3 million as of June 30, 2011 compared with $80.6 million and $95.5 million, respectively, for the linked quarter and $79.4 million and $96.2 million, respectively, for the comparable year-over-year quarter.  The decrease in nonperforming assets relative to the linked quarter was driven by a reduction in nonaccrual and restructured loans, offset by an increase in OREO.  The declines in nonaccrual and restructured loans primarily related to the commercial real estate and construction portfolios and included the effect of net charge-off activity discussed above and other resolution strategies which more than offset additions during the quarter.

OREO increased $1.4 million during the second quarter due primarily to one commercial property and one residential property, totaling $1.6 million in the aggregate, which were offset by dispositions during the quarter.

Total classified assets as of June 30, 2011 remained flat at $184.8 million as compared to $185.7 million for the linked quarter.  Classified assets are defined by the Company as nonperforming assets plus performing loans internally rated substandard or worse.

Delinquent Loans
Loans 30-to-89 days past due totaled $26.8 million, or 0.96% of period end loans, as of June 30, 2011.  This compares to $20.4 million, or 0.73%, as of March 31, 2011 and $21.8 million, or 0.78%, as of June 30, 2010.  The increase compared to the linked quarter resulted from increased delinquencies in the commercial and commercial real estate portfolios, offset by an improvement in residential real estate delinquencies.

Provision for Loan & Lease Losses
Second quarter 2011 provision expense related to uncovered loans and leases was $5.8 million as compared to $647,000 during the linked quarter and $6.2 million during the comparable year-over-year quarter.  As a percentage of net charge-offs, second quarter 2011 provision expense equaled 100.5%.

Allowance for Loan & Lease Losses
As of the end of the second quarter 2011, the allowance for uncovered loan and lease losses was $53.7 million as compared to $53.6 million as of March 31, 2011 and $57.8 million as of June 30, 2010.  As a percentage of period-end loans, the allowance for loan and lease losses was 1.92% as of June 30, 2011 as compared to 1.93% as of March 31, 2011 and 2.07% as of June 30, 2010.  The allowance for loan and lease losses as of June 30, 2011 reflects management’s estimate of credit risk inherent in the Company’s uncovered loan portfolio at that time.

LOANS (EXCLUDING COVERED LOANS)
The following table presents the loan portfolio, not including covered loans, as of June 30, 2011, March 31, 2011 and June 30, 2010.

Table IV
	As of
	June 30, 2011		March 31, 2011		June 30, 2010
		Percent		Percent		Percent
(Dollars in thousands)	Balance	of Total	Balance	of Total	Balance	of Total

Commercial	$798,552	28.6%	$794,821	28.6%	$749,522	26.8%

Real estate - construction	142,682	5.1%	145,355	5.2%	197,112	7.1%

Real estate - commercial	1,144,368	41.0%	1,131,306	40.7%	1,113,836	39.9%

Real estate - residential	256,788	9.2%	268,746	9.7%	296,295	10.6%

Installment	63,799	2.3%	66,028	2.4%	75,862	2.7%

Home equity	344,457	12.3%	339,590	12.2%	332,928	11.9%

Credit card	28,618	1.0%	28,104	1.0%	28,567	1.0%

Lease financing	9,890	0.4%	7,147	0.3%	15	0.0%

Total	$2,789,154	100.0%	$2,781,097	100.0%	$2,794,137	100.0%

Loans, excluding covered loans, totaled $2.8 billion at the end of the second quarter, remaining consistent with the balances as of March 31, 2011 and June 30, 2010.  While total balances have remained flat over the past year, the composition of the portfolio has changed modestly as the average balances of commercial and commercial real estate loans have increased while construction and residential mortgage loans have declined.

INVESTMENTS
The following table presents a summary of the total investment portfolio at June 30, 2011.

Table V
	As of June 30, 2011
	Book	Percent of	Book	Cost	Market	Gain/
(Dollars in thousands)	Value	Total	Yield	Basis	Value	(Loss)

Agencies	$5,176	0.4%	5.49	100.00	102.97	$149
CMOs (agency)	645,062	53.4%	2.02	101.23	101.94	4,460
CMOs (private)	37	0.0%	0.91	100.00	100.21	-
MBSs (agency)	461,001	38.1%	3.48	102.29	105.52	14,077
	1,111,276	91.9%	2.64	101.67	103.40	18,686

Municipal	15,206	1.3%	7.21	99.46	101.72	344
Other 1	82,125	6.8%	3.50	102.89	103.44	440
	97,331	8.1%	4.08	102.35	103.16	784
Total investment portfolio	$1,208,607	100.0%	2.76	101.72	103.38	$19,470

		Net Unrealized Gain/(Loss)				$19,470
		Aggregate Gains				20,299
		Aggregate Losses				(829)

		Net Unrealized Gain/(Loss) % of Book Value				1.61%

1 Other includes $71.5 million of regulatory stock

The increase in the investment portfolio as compared to the linked quarter was due to the purchase of $249.8 million of agency mortgage backed securities during the quarter, net of maturities, amortizations and investments called prior to maturity.  The growth in the investment portfolio relative to both the linked and year-over-year quarters is primarily due to the investment of liquidity resulting from continued muted loan demand and deposit inflows.  The addition of short and long-term securities was executed in conjunction with the Company’s overall asset/liability structure and interest rate risk modeling activities, and, to a lesser extent, market and rate expectations.  As in past quarters, First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk.  The Company does, however, include these risks in its total evaluation of current market opportunities that would enhance the overall performance of the portfolio.

DEPOSITS
The following table presents a roll-forward of deposit activity during the second quarter 2011, including activity related to deposits acquired through the FDIC-assisted transactions.

Table VI
	Deposit Activity - Second Quarter 2011
	Balance as of		Acquired-	Balance as of
	March 31,	Strategic	Non-Strategic	June 30,
(Dollars in thousands)	2011	Portfolio	Portfolio	2011

Transaction and savings accounts	$3,514,956	(77,249)	(44,900)	$3,392,807

Time deposits	1,590,008	(50,846)	(12,431)	1,526,731

Brokered deposits	112,286	(1,788)	(55,626)	54,872
Total deposits	$5,217,250	$(129,883)	$(112,957)	$4,974,410

Average strategic transaction and savings accounts increased $169.8 million, or 5.0%, during the second quarter 2011, driven by growth in retail money market accounts and public funds.  However, the balance of strategic transaction and savings accounts as of June 30, 2011 declined $77.3 million compared to the balance as of March 31, 2011, due primarily to a seasonal decrease of $74.0 million in public funds transaction accounts.  The planned and expected decrease in acquired-non-strategic transaction and savings accounts was primarily driven by activity in the exited markets of Michigan and Louisville.  As in prior quarters, acquired-non-strategic time deposit and brokered deposit balances continued to decline.

CAPITAL MANAGEMENT
The following table presents First Financial’s regulatory and other capital ratios as of June 30, 2011, March 31, 2011 and June 30, 2010.

Table VII
	As of
	June 30,	March 31,	June 30,	"Well-Capitalized"
	2011	2011	2010	Minimum

Leverage Ratio	11.01%	11.08%	9.99%	5.00%

Tier 1 Capital Ratio	20.15%	20.49%	18.15%	6.00%

Total Risk-Based Capital Ratio	21.43%	21.77%	19.42%	10.00%

Ending tangible shareholders' equity
to ending tangible assets	11.11%	10.40%	9.55%	N/A

Ending tangible common shareholders'
equity to ending tangible assets	11.11%	10.40%	9.55%	N/A

On June 30, 2011, First Financial (OH) Statutory Trust II, a wholly-owned subsidiary of the Company, completed the early redemption of $20.0 million of floating rate trust preferred securities.  This amount represented the entire balance of securities outstanding under this subsidiary which had a cost of funds of 3.41% as of the redemption date.

Regulatory capital ratios decreased modestly during the second quarter 2011 as a result of the trust preferred redemption, offset partially by the Company’s strong earnings performance which contributed to the growth in tangible shareholders’ equity.  As of June 30, 2011, tangible book value per common share was $11.42 compared to $11.17 as of March 31, 2011 and $10.73 as of June 30, 2010.  Regulatory capital ratios as of June 30, 2011 are considered preliminary pending the filing of the Company’s regulatory reports.

SECTION II – SUPPLEMENTAL INFORMATION ON COVERED ASSETS AND ACQUISITION-RELATED ITEMS

To assist in analyzing the effect of the Company’s 2009 FDIC assisted transactions on the financial results, supplemental information that segregates the estimated impact on pre-tax earnings of certain acquisition-related items and provides additional detail on the covered loan portfolio follows.

SUMMARY OF SIGNIFICANT ACQUISITION-RELATED ITEMS
The following table illustrates the estimated effect of certain acquisition-related items on the results of operations for the three months ended June 30, 2011, March 31, 2011 and June 30, 2010.

Table VIII
	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2011	2011	2010

Income effect:
Accelerated discount on covered loans 1, 2	$4,756	$5,783	$7,408
Acquired-non-strategic net interest income	8,821	8,902	10,207
FDIC loss sharing income	21,643	23,435	15,170
Service charges on deposit accounts related to
acquired-non-strategic operations	108	152	130
Other (loss) income related to acquired-non-strategic operations	(593)	(704)	346
Income related to the accelerated discount on covered
loans and acquired-non-strategic operations	34,735	37,568	33,261

Expense effect:
Provision for loan and lease losses - covered	23,895	26,016	18,962
Acquired-non-strategic operating expenses: 3
Salaries and employee benefits	499	1,497	29
Occupancy	64	2,153	542
Other	2,110	261	699
Total acquired-non-strategic operating expenses	2,673	3,911	1,270

FDIC loss share support 3	1,369	783	938

Loss share and covered asset expense	3,376	3,171	-

Acquisition-related costs: 3
Integration-related costs	76	46	720
Professional services fees	-	55	1,436
Other	-	15	24
Total acquisition-related costs	76	116	2,180

Transition-related items: 3
Salaries and benefits	81	166	1,843
Occupancy	-	-	(522)
Other	80	30	-
Total transition-related items	161	196	1,321

Total expense effect	31,550	34,193	24,671

Total estimated effect on pre-tax earnings	$3,185	$3,375	$8,590

1 Included in noninterest income
2 Net of the corresponding valuation adjustment on the FDIC indemnification asset
3 Included in noninterest expense

ACCELERATED DISCOUNT ON LOAN PREPAYMENTS AND DISPOSITIONS
During the second quarter 2011, First Financial recognized approximately $4.8 million in accelerated discount from acquired loans.  Accelerated discount is recognized when acquired loans, which are recorded on the Company’s balance sheet at an amount less than the unpaid principal balance, prepay at an amount greater than their recorded book value.  Prepayments can occur either through customer driven payments before the maturity date or loan sales.  The amount of discount attributable to the credit loss component of each loan varies and the recognized amount is offset by a related reduction in the FDIC indemnification asset.  Accelerated discount recognized during the quarter resulted primarily from loan prepayments.

OPERATING EXPENSES AND OTHER ACQUISITION-RELATED COSTS
Acquired-non-strategic operating expenses declined as costs associated with the exited markets of Michigan and Louisville, KY decreased significantly.  During the quarter, however, the Company did incur professional services and other resolution expenses related to non-strategic acquired subsidiaries, which resulted in the increase in other acquired-non-strategic operating expenses.  Expenses related to transition-related items and acquisition-related costs continued to decline as planned.

NET INTEREST MARGIN IMPACT
Net interest margin is affected by certain activity related to the acquired loan portfolio.  The majority of these loans are accounted for under ASC Topic 310-30 and, as such, the Company is required to periodically update its forecast of expected cash flows from these loans.  Impairment, as a result of a decrease in expected cash flows, is recognized as provision expense in the period it is measured and has no impact on net interest margin.  Improvements in expected cash flows are recognized on a prospective basis through an upward adjustment to the yield earned on the portfolio.  Impairment and improvement are both partially offset by the impact of changes in the value of the FDIC indemnification asset.  Impairment is partially offset by an increase to the FDIC indemnification asset as a result of FDIC loss sharing income and has no impact on net interest margin.  Improvement, which is reflected as a higher yield, is partially offset by a lower yield earned on the FDIC indemnification asset until the next periodic valuation of the loans and the indemnification asset.  The weighted average yield of the acquired loan portfolio may also be subject to change as loans with higher yields pay down more quickly or slowly than loans with lower yields.

The following table shows the estimated yield earned by the Company on its legacy and originated loan portfolio, acquired loan portfolio and the FDIC indemnification asset for the three months ended June 30, 2011.

Table IX	For the Three Months Ended
	June 30, 2011
	Average
	Balance	Yield

Legacy and originated loan portfolio	$2,782,947	5.23%

Acquired loan portfolio accounted for under ASC Topic 310-30 1	1,184,505	10.78%

Acquired loan portfolio accounted for under FAS 91 2	110,723	13.67%

FDIC indemnification asset 1	186,125	-3.68%

Total	$4,264,300	6.60%

1 Future yield adjustments subject to change based on required, periodic valuation procedures
2 Includes loans with revolving privileges which are scoped out of ASC Topic 310-30 and certain loans which the Company elected to treat under the cost recovery method of accounting.

As part of its on-going valuation procedures, the Company experienced a $0.8 million net improvement in the cash flow expectations related to certain loan pools during the second quarter 2011.  During the quarter, the average yield earned on covered loans was 10.78%.  On a prospective basis and until its next periodic valuation, the Company expects the yield on covered loans to be 11.51%.

This projected improvement in cash flow expectations on loans is partially offset by a related decline in cash flow expectations on the FDIC indemnification asset which is recognized through its yield.  The average yield earned on the indemnification asset during the second quarter 2011 was -3.68%.  On a prospective basis and until its next periodic valuation, the Company expects the yield on the indemnification asset to be -3.74%.

COVERED ASSETS & LOSS SHARE AGREEMENTS
As of June 30, 2011, 30.8% of the Company’s total loans were covered loans.  As required under the loss-share arrangements, First Financial must file monthly certifications with the FDIC on single-family residential loans and quarterly certifications on all other loans.  To date, all certifications have been filed in a timely manner and without significant issues.

When losses are incurred on covered assets that exceed expectations, the Company recognizes the gross credit losses in excess of the valuation mark as either provision expense if related to loans or noninterest expense if related to OREO.  Reimbursements due from the FDIC under loss share agreements related to these credit losses are recorded as noninterest income.  As such, the net impact on earnings is the difference between the gross credit losses and FDIC reimbursements, representing the Company’s proportionate share of the credit losses realized on covered assets.

COVERED LOAN PORTFOLIO
The following table presents estimated activity in the covered loan portfolio by loan type during the second quarter 2011.

Table X
	Covered Loan Activity - Second Quarter 2011
		Reduction in Recorded Investment Due to:
	March 31,		Prepayments /	Contractual	Net	Loans With	June 30,
(Dollars in thousands)	2011	Sales	Renewals	Activity 1	Charge-Offs 2	Coverage Removed	2011

Commercial	$294,300	$6,928	$27,874	$7,360	$385	$-	$251,753
Real estate - construction	44,789	-	2,437	(445)	1,986	-	40,811
Real estate - commercial	762,188	-	23,389	9,999	696	1,219	726,885
Real estate - residential	140,256	-	4,707	1,197	221	-	134,131
Installment	18,008	-	2,169	344	298	-	15,197
Home equity	70,429	-	3,371	(2,426)	820	-	68,664
Other covered loans	6,045	-	-	756	-	-	5,289
Total covered loans	$1,336,015	$6,928	$63,947	$16,785	$4,406	$1,219	$1,242,730

1 Includes partial paydowns, accretion of the valuation discount and advances on revolving loans
2 Indemnified at 80% from the FDIC

During the second quarter 2011, the total balance of covered loans decreased $93.3 million, or 7.0%, as compared to the previous quarter.  Loans with coverage removed represent loans to primarily high quality borrowers involving a change in loan terms which caused the respective loans to no longer qualify for reimbursement from the FDIC in the event of credit losses.

ALLOWANCE FOR LOAN LOSSES
Under the applicable accounting guidance, the allowance for loan losses related to covered loans is a result of impairment identified in on-going valuation procedures and is generally recognized in the current period as provision expense.  However, if improvement is noted in a loan pool that had previously experienced impairment, the amount of improvement is recognized as a reduction to the applicable period’s provision expense.  Additional improvement beyond previously recorded impairment is reflected as a yield adjustment on a prospective basis.  The timing inherent in this accounting treatment may result in earnings volatility in future periods.

The Company has established an allowance for loan losses associated with covered loans based on estimated valuation procedures performed each quarter.  During the second quarter 2011, the Company recognized a provision expense of $23.9 million related to net impairment and net charge-offs associated with covered loans, resulting in an allowance for covered loans of $51.0 million as of June 30, 2011.  Loss share and covered asset expenses of $3.4 million consist primarily of losses related to covered OREO.  The related receivable due from the FDIC under loss share agreements related to these loans and OREO of $21.6 million was recognized as FDIC loss share income and a corresponding increase to the FDIC indemnification asset.

SUMMARY OF ACQUISITIONS
During the third quarter 2009, through FDIC-assisted transactions, First Financial assumed the banking operations of Peoples Community Bank (“Peoples”), Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, “Irwin”).  In connection with the FDIC-assisted transactions, the Company has loss sharing arrangements with the FDIC.  Under the terms of these agreements, the FDIC will reimburse the Company for losses with respect to certain loans (“covered loans”) and other real estate owned (“OREO”) (collectively, “covered assets”).

As a result of the acquisitions, the Company’s business and operating markets expanded significantly.  To assist readers in understanding the financial and strategic impact of the acquisitions, the combined operations of First Financial’s legacy and acquired businesses will be discussed in three categories: “Legacy-Strategic”, “Acquired-Strategic” and “Acquired-Non-Strategic”.  Definitions of the business categories and other financial items related to the acquisitions can be found below in “Glossary of Terms”.  Available on the Company’s website at www.bankatfirst.com is a presentation providing supplemental information regarding its quarterly results.

Glossary of Terms
To assist readers in understanding the Company’s financial results and the effect of the acquisitions on reported amounts, the following terms are used throughout this release to refer to specific acquisition-related items.  The first three define the business components referred to above and the remaining items define specific covered loan terminology.

Legacy-strategic – Elements of the business that existed prior to the acquisitions and will continue to be supported.
Acquired-strategic – Elements of the business that the Company intends to retain and will continue to support and build.  Legacy-strategic and acquired-strategic are collectively referred to as “strategic.”
Acquired-non-strategic – Elements of the business that the Company intends to exit but will continue to support to obtain maximum economic value.  No growth or replacement is expected.
Accelerated discount on covered loans – The acceleration of the unrealized valuation discount.  This item will be ongoing but diminishing as covered loan balances decline over time.
UPB – Unpaid principal balance
Carrying value – The unpaid principal balance of a covered loan less any valuation discount.

Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

Teleconference / Webcast Information
First Financial’s senior management will host a conference call to discuss the Company’s financial and operating results on Friday, July 29, 2011 at 9:00 a.m.  Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. toll free), (866) 605-3852 (Canada toll free) or +1 (412) 317-6789 (International) (no passcode required).  The number should be dialed five to ten minutes prior to the start of the conference call.  The conference call will also be accessible as an audio webcast via the Investor Relations section of the Company’s website at www.bankatfirst.com.  A replay of the conference call will be available beginning one hour after the completion of the live call through August 15, 2011 at (877) 344-7529 (U.S. toll free) and +1 (412) 317-0088 (International); conference number 10002570.  The webcast will be archived on the Investor Relations section of the Company’s website through July 29, 2012.

Press Release and Additional Information on Website
This press release as well as supplemental information related to this release is available to the public through the Investor Relations section of First Financial’s website at www.bankatfirst.com/investor.

Forward-Looking Statements
Certain statements contained in this news release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the ‘‘Act’’).  In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements.  Words such as ‘‘believes’’, ‘‘anticipates’’, “likely”, “expected”, ‘‘intends’’, and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risks and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

▪	management’s ability to effectively execute its business plan;
▪
the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance;

▪	the effects of the potential delay or failure of the U.S. federal government to pay its debts as they become due or make payments in the ordinary course;
▪	the ability of financial institutions to access sources of liquidity at a reasonable cost;
▪
the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;

▪	the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);
▪	inflation and possible changes in interest rates;
▪	our ability to keep up with technological changes;
▪	our ability to comply with the terms of loss sharing agreements with the FDIC;
▪
mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected, such as the risks and uncertainties associated with the Irwin Mortgage Corporation bankruptcy proceedings;

▪	the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company;
▪
expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

▪	our ability to increase market share and control expenses;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC;
▪	adverse changes in the securities and debt markets;
▪	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;
▪
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;

▪	our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors. Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company.  As of June 30, 2011, the Company had $6.0 billion in assets, $4.0 billion in loans, $5.0 billion in deposits and $722 million in shareholders’ equity.  The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its three lines of business: commercial, retail and wealth management.  The commercial and retail units provide traditional banking services to business and consumer clients.  First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.4 billion in assets under management as of June 30, 2011.  The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 102 banking centers.  Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts	Media
Kenneth Lovik	Cheryl Lipp
Vice President, Investor Relations and	First Vice President, Director of Communications
Corporate Development	(513) 979-5797
(513) 979-5837	cheryl.lipp@bankatfirst.com
kenneth.lovik@bankatfirst.com

Selected Financial Information

June 30, 2011

(unaudited)

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)
(Unaudited)

			Three months ended,			Six months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,
	2011	2011	2010	2010	2010	2011	2010

RESULTS OF OPERATIONS
Net income	$15,973	$17,207	$14,300	$15,579	$17,774	$33,180	$29,372
Net income available to common shareholders	$15,973	$17,207	$14,300	$15,579	$17,774	$33,180	$27,507
Net earnings per common share - basic	$0.28	$0.30	$0.25	$0.27	$0.31	$0.58	$0.49
Net earnings per common share - diluted	$0.27	$0.29	$0.24	$0.27	$0.30	$0.57	$0.48
Dividends declared per common share	$0.12	$0.12	$0.10	$0.10	$0.10	$0.24	$0.20

KEY FINANCIAL RATIOS
Return on average assets	1.03%	1.11%	0.90%	0.96%	1.08%	1.07%	0.89%
Return on average shareholders' equity	9.05%	10.04%	8.14%	9.03%	10.62%	9.54%	8.77%
Return on average common shareholders' equity	9.05%	10.04%	8.14%	9.03%	10.62%	9.54%	8.51%
Return on average tangible common shareholders' equity	9.84%	10.94%	8.87%	9.87%	11.64%	10.38%	9.35%

Net interest margin	4.61%	4.73%	4.65%	4.59%	4.53%	4.67%	4.71%
Net interest margin (fully tax equivalent) (1)	4.62%	4.75%	4.67%	4.60%	4.54%	4.69%	4.72%

Ending equity as a percent of ending assets	11.95%	11.21%	11.16%	11.23%	10.35%	11.95%	10.35%
Ending tangible common equity as a percent of:
Ending tangible assets	11.11%	10.40%	10.33%	10.38%	9.55%	11.11%	9.55%
Risk-weighted assets	19.67%	19.29%	17.36%	17.61%	17.17%	19.67%	17.17%

Average equity as a percent of average assets	11.38%	11.09%	11.12%	10.68%	10.14%	11.24%	10.18%
Average common equity as a percent of average assets	11.38%	11.09%	11.12%	10.68%	10.14%	11.24%	9.82%
Average tangible common equity as a percent of average tangible assets	10.56%	10.28%	10.29%	9.86%	9.33%	10.42%	9.02%

Book value per common share	$12.39	$12.15	$12.01	$11.90	$11.74	$12.39	$11.74
Tangible book value per common share	$11.42	$11.17	$11.02	$10.90	$10.73	$11.42	$10.73

Tier 1 Ratio (2)	20.15%	20.49%	18.45%	18.64%	18.15%	20.15%	18.15%
Total Capital Ratio (2)	21.43%	21.77%	19.72%	19.91%	19.42%	21.43%	19.42%
Leverage Ratio (2)	11.01%	11.08%	10.89%	10.50%	9.99%	11.01%	9.99%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,782,947	$2,821,450	$2,804,832	$2,805,764	$2,806,616	$2,802,092	$2,827,970
Covered loans and FDIC indemnification asset	1,481,353	1,628,645	1,783,737	1,886,750	2,041,820	1,554,592	2,104,764
Investment securities	1,093,870	1,045,292	798,135	691,700	597,991	1,069,715	578,402
Interest-bearing deposits with other banks	375,434	276,837	405,920	483,097	554,333	326,408	474,978
Total earning assets	$5,733,604	$5,772,224	$5,792,624	$5,867,311	$6,000,760	$5,752,807	$5,986,114
Total assets	$6,219,754	$6,266,408	$6,270,480	$6,408,479	$6,621,021	$6,242,952	$6,634,208
Noninterest-bearing deposits	$734,674	$733,242	$741,343	$721,501	$740,011	$733,962	$757,107
Interest-bearing deposits	4,402,103	4,431,524	4,438,113	4,448,929	4,570,971	4,416,732	4,557,794
Total deposits	$5,136,777	$5,164,766	$5,179,456	$5,170,430	$5,310,982	$5,150,694	$5,314,901
Borrowings	$218,196	$230,087	$213,107	$352,370	$447,945	$224,109	$453,380
Shareholders' equity	$707,750	$695,062	$697,016	$684,112	$671,051	$701,441	$675,286

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance to ending loans	1.92%	1.93%	2.03%	2.07%	2.07%	1.92%	2.07%
Allowance to nonaccrual loans	94.93%	86.46%	91.87%	86.54%	86.71%	94.93%	86.71%
Allowance to nonperforming loans	72.51%	66.57%	71.62%	71.99%	72.79%	72.51%	72.79%
Nonperforming loans to total loans	2.65%	2.90%	2.84%	2.88%	2.84%	2.65%	2.84%
Nonperforming assets to ending loans, plus OREO	3.22%	3.42%	3.45%	3.51%	3.42%	3.22%	3.42%
Nonperforming assets to total assets	1.50%	1.51%	1.57%	1.59%	1.46%	1.50%	1.46%
Net charge-offs to average loans (annualized)	0.83%	0.61%	1.39%	0.97%	0.71%	0.72%	1.36%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.
(2) June 30, 2011 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	Three months ended,			Six months ended,
	Jun. 30,			Jun. 30,
	2011	2010	% Change	2011	2010	% Change
Interest income
Loans, including fees	$71,929	$74,944	(4.0)%	$145,945	$154,282	(5.4)%
Investment securities
Taxable	7,080	5,444	30.1%	13,883	10,840	28.1%
Tax-exempt	192	245	(21.6)%	390	480	(18.8)%
Total investment securities interest	7,272	5,689	27.8%	14,273	11,320	26.1%
Other earning assets	(1,384)	5,305	(126.1)%	(2,338)	10,895	(121.5)%
Total interest income	77,817	85,938	(9.4)%	157,880	176,497	(10.5)%

Interest expense
Deposits	10,767	15,308	(29.7)%	22,167	30,956	(28.4)%
Short-term borrowings	49	17	188.2%	94	36	161.1%
Long-term borrowings	937	2,556	(63.3)%	2,026	5,113	(60.4)%
Subordinated debentures and capital securities	197	319	(38.2)%	391	634	(38.3)%
Total interest expense	11,950	18,200	(34.3)%	24,678	36,739	(32.8)%
Net interest income	65,867	67,738	(2.8)%	133,202	139,758	(4.7)%
Provision for loan and lease losses - uncovered	5,756	6,158	(6.5)%	6,403	17,536	(63.5)%
Provision for loan and lease losses - covered	23,895	18,962	26.0%	49,911	28,422	75.6%
Net interest income after provision for loan and lease losses	36,216	42,618	(15.0)%	76,888	93,800	(18.0)%

Noninterest income
Service charges on deposit accounts	4,883	5,855	(16.6)%	9,493	11,466	(17.2)%
Trust and wealth management fees	3,507	3,668	(4.4)%	7,432	7,213	3.0%
Bankcard income	2,328	2,102	10.8%	4,483	4,070	10.1%
Net gains from sales of loans	854	473	80.5%	1,843	642	187.1%
FDIC loss sharing income	21,643	15,170	42.7%	45,078	22,738	98.2%
Accelerated discount on covered loans	4,756	7,408	(35.8)%	10,539	13,506	(22.0)%
(Loss) Income on preferred securities	0	0	N/M	0	(30)	(100.0)%
Other	3,147	5,791	(45.7)%	5,908	7,797	(24.2)%
Total noninterest income	41,118	40,467	1.6%	84,776	67,402	25.8%

Noninterest expenses
Salaries and employee benefits	25,123	29,513	(14.9)%	52,693	59,754	(11.8)%
Net occupancy	4,493	5,340	(15.9)%	11,353	13,462	(15.7)%
Furniture and equipment	2,581	2,514	2.7%	5,134	4,787	7.2%
Data processing	1,453	1,136	27.9%	2,691	2,368	13.6%
Marketing	1,402	1,600	(12.4)%	2,643	2,674	(1.2)%
Communication	753	822	(8.4)%	1,567	2,030	(22.8)%
Professional services	3,095	2,446	26.5%	5,322	4,189	27.0%
State intangible tax	1,236	1,426	(13.3)%	2,601	2,757	(5.7)%
FDIC assessments	1,152	1,907	(39.6)%	3,273	3,917	(16.4)%
Other	11,209	9,115	23.0%	23,010	20,142	14.2%
Total noninterest expenses	52,497	55,819	(6.0)%	110,287	116,080	(5.0)%
Income before income taxes	24,837	27,266	(8.9)%	51,377	45,122	13.9%
Income tax expense	8,864	9,492	(6.6)%	18,197	15,750	15.5%
Net income	15,973	17,774	(10.1)%	33,180	29,372	13.0%
Dividends on preferred stock	0	0	N/M	0	1,865	(100.0)%
Income available to common shareholders	$15,973	$17,774	(10.1)%	$33,180	$27,507	20.6%

ADDITIONAL DATA
Net earnings per common share - basic	$0.28	$0.31		$0.58	$0.49
Net earnings per common share - diluted	$0.27	$0.30		$0.57	$0.48
Dividends declared per common share	$0.12	$0.10		$0.24	$0.20

Return on average assets	1.03%	1.08%		1.07%	0.89%
Return on average shareholders' equity	9.05%	10.62%		9.54%	8.77%

Interest income	$77,817	$85,938	(9.4)%	$157,880	$176,497	(10.5)%
Tax equivalent adjustment	240	212	13.2%	478	424	12.7%
Interest income - tax equivalent	78,057	86,150	(9.4)%	158,358	176,921	(10.5)%
Interest expense	11,950	18,200	(34.3)%	24,678	36,739	(32.8)%
Net interest income - tax equivalent	$66,107	$67,950	(2.7)%	$133,680	$140,182	(4.6)%

Net interest margin	4.61%	4.53%		4.67%	4.71%
Net interest margin (fully tax equivalent) (1)	4.62%	4.54%		4.69%	4.72%

Full-time equivalent employees (2)	1,374	1,511

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	2011
	Second	First		% Change
	Quarter	Quarter	YTD	Linked Qtr.
Interest income
Loans, including fees	$71,929	$74,016	$145,945	(2.8)%
Investment securities
Taxable	7,080	6,803	13,883	4.1%
Tax-exempt	192	198	390	(3.0)%
Total investment securities interest	7,272	7,001	14,273	3.9%
Other earning assets	(1,384)	(954)	(2,338)	45.1%
Total interest income	77,817	80,063	157,880	(2.8)%

Interest expense
Deposits	10,767	11,400	22,167	(5.6)%
Short-term borrowings	49	45	94	8.9%
Long-term borrowings	937	1,089	2,026	(14.0)%
Subordinated debentures and capital securities	197	194	391	1.5%
Total interest expense	11,950	12,728	24,678	(6.1)%
Net interest income	65,867	67,335	133,202	(2.2)%
Provision for loan and lease losses - uncovered	5,756	647	6,403	789.6%
Provision for loan and lease losses - covered	23,895	26,016	49,911	(8.2)%
Net interest income after provision for loan and lease losses	36,216	40,672	76,888	(11.0)%

Noninterest income
Service charges on deposit accounts	4,883	4,610	9,493	5.9%
Trust and wealth management fees	3,507	3,925	7,432	(10.6)%
Bankcard income	2,328	2,155	4,483	8.0%
Net gains from sales of loans	854	989	1,843	(13.7)%
FDIC loss sharing income	21,643	23,435	45,078	(7.6)%
Accelerated discount on covered loans	4,756	5,783	10,539	(17.8)%
Other	3,147	2,761	5,908	14.0%
Total noninterest income	41,118	43,658	84,776	(5.8)%

Noninterest expenses
Salaries and employee benefits	25,123	27,570	52,693	(8.9)%
Net occupancy	4,493	6,860	11,353	(34.5)%
Furniture and equipment	2,581	2,553	5,134	1.1%
Data processing	1,453	1,238	2,691	17.4%
Marketing	1,402	1,241	2,643	13.0%
Communication	753	814	1,567	(7.5)%
Professional services	3,095	2,227	5,322	39.0%
State intangible tax	1,236	1,365	2,601	(9.5)%
FDIC assessments	1,152	2,121	3,273	(45.7)%
Other	11,209	11,801	23,010	(5.0)%
Total noninterest expenses	52,497	57,790	110,287	(9.2)%
Income before income taxes	24,837	26,540	51,377	(6.4)%
Income tax expense	8,864	9,333	18,197	(5.0)%
Net income	$15,973	$17,207	$33,180	(7.2)%

ADDITIONAL DATA
Net earnings per common share - basic	$0.28	$0.30	$0.58
Net earnings per common share - diluted	$0.27	$0.29	$0.57
Dividends declared per common share	$0.12	$0.12	$0.24

Return on average assets	1.03%	1.11%	1.07%
Return on average shareholders' equity	9.05%	10.04%	9.54%

Interest income	$77,817	$80,063	$157,880	(2.8)%
Tax equivalent adjustment	240	238	478	0.8%
Interest income - tax equivalent	78,057	80,301	158,358	(2.8)%
Interest expense	11,950	12,728	24,678	(6.1)%
Net interest income - tax equivalent	$66,107	$67,573	$133,680	(2.2)%

Net interest margin	4.61%	4.73%	4.67%
Net interest margin (fully tax equivalent) (1)	4.62%	4.75%	4.69%

Full-time equivalent employees (2)	1,374	1,483

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	2010
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$75,836	$75,957	$74,944	$79,338	$306,075
Investment securities
Taxable	5,522	5,386	5,444	5,396	21,748
Tax-exempt	214	240	245	235	934
Total investment securities interest	5,736	5,626	5,689	5,631	22,682
Other earning assets	749	3,101	5,305	5,590	14,745
Total interest income	82,321	84,684	85,938	90,559	343,502

Interest expense
Deposits	12,923	14,457	15,308	15,648	58,336
Short-term borrowings	33	25	17	19	94
Long-term borrowings	1,194	2,034	2,556	2,557	8,341
Subordinated debentures and capital securities	265	322	319	315	1,221
Total interest expense	14,415	16,838	18,200	18,539	67,992
Net interest income	67,906	67,846	67,738	72,020	275,510
Provision for loan and lease losses - uncovered	9,741	6,287	6,158	11,378	33,564
Provision for loan and lease losses - covered	13,997	20,725	18,962	9,460	63,144
Net interest income after provision for loan and lease losses	44,168	40,834	42,618	51,182	178,802

Noninterest income
Service charges on deposit accounts	5,090	5,632	5,855	5,611	22,188
Trust and wealth management fees	3,283	3,366	3,668	3,545	13,862
Bankcard income	2,255	2,193	2,102	1,968	8,518
Net gains from sales of loans	1,241	2,749	473	169	4,632
FDIC loss sharing income	11,306	17,800	15,170	7,568	51,844
Accelerated discount on covered loans	6,113	9,448	7,408	6,098	29,067
(Loss) income on preferred securities	0	0	0	(30)	(30)
Other	5,246	3,707	5,791	2,006	16,750
Total noninterest income	34,534	44,895	40,467	26,935	146,831

Noninterest expenses
Salaries and employee benefits	28,819	28,790	29,513	30,241	117,363
Net occupancy	4,430	4,663	5,340	8,122	22,555
Furniture and equipment	3,022	2,490	2,514	2,273	10,299
Data processing	1,593	1,191	1,136	1,232	5,152
Marketing	1,453	1,230	1,600	1,074	5,357
Communication	892	986	822	1,208	3,908
Professional services	2,863	2,117	2,446	1,743	9,169
Debt extinguishment	0	8,029	0	0	8,029
State intangible tax	1,362	724	1,426	1,331	4,843
FDIC assessments	2,272	2,123	1,907	2,010	8,312
Other	9,584	8,967	9,115	11,027	38,693
Total noninterest expenses	56,290	61,310	55,819	60,261	233,680
Income before income taxes	22,412	24,419	27,266	17,856	91,953
Income tax expense	8,112	8,840	9,492	6,258	32,702
Net income	14,300	15,579	17,774	11,598	59,251
Dividends on preferred stock	0	0	0	1,865	1,865
Net income available to common shareholders	$14,300	$15,579	$17,774	$9,733	$57,386

ADDITIONAL DATA
Net earnings per common share - basic	$0.25	$0.27	$0.31	$0.18	$1.01
Net earnings per common share - diluted	$0.24	$0.27	$0.30	$0.17	$0.99
Dividends declared per common share	$0.10	$0.10	$0.10	$0.10	$0.40

Return on average assets	0.90%	0.96%	1.08%	0.71%	0.91%
Return on average shareholders' equity	8.14%	9.03%	10.62%	6.92%	8.68%

Interest income	$82,321	$84,684	$85,938	$90,559	$343,502
Tax equivalent adjustment	220	222	212	212	866
Interest income - tax equivalent	82,541	84,906	86,150	90,771	344,368
Interest expense	14,415	16,838	18,200	18,539	67,992
Net interest income - tax equivalent	$68,126	$68,068	$67,950	$72,232	$276,376

Net interest margin	4.65%	4.59%	4.53%	4.89%	4.66%
Net interest margin (fully tax equivalent) (1)	4.67%	4.60%	4.54%	4.91%	4.68%

Full-time equivalent employees (2)	1,529	1,535	1,511	1,466

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	% Change	% Change
	2011	2011	2010	2010	2010	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$104,150	$96,709	$105,981	$144,101	$166,604	7.7%	(37.5)%
Interest-bearing deposits with other banks	147,108	387,923	176,952	280,457	675,891	(62.1)%	(78.2)%
Investment securities available-for-sale	1,134,114	1,024,684	919,110	616,175	503,404	10.7%	125.3%
Investment securities held-to-maturity	3,001	16,780	17,406	17,842	17,601	(82.1)%	(82.9)%
Other investments	71,492	78,689	78,689	86,509	86,509	(9.1)%	(17.4)%
Loans held for sale	8,824	6,813	29,292	19,075	11,946	29.5%	(26.1)%
Loans
Commercial	798,552	794,821	800,253	763,449	749,522	0.5%	6.5%
Real estate - construction	142,682	145,355	163,543	178,914	197,112	(1.8)%	(27.6)%
Real estate - commercial	1,144,368	1,131,306	1,139,931	1,095,543	1,113,836	1.2%	2.7%
Real estate - residential	256,788	268,746	269,173	283,914	296,295	(4.4)%	(13.3)%
Installment	63,799	66,028	69,711	73,138	75,862	(3.4)%	(15.9)%
Home equity	344,457	339,590	341,310	341,288	332,928	1.4%	3.5%
Credit card	28,618	28,104	29,563	28,825	28,567	1.8%	0.2%
Lease financing	9,890	7,147	2,609	138	15	38.4%	N/M
Total loans, excluding covered loans	2,789,154	2,781,097	2,816,093	2,765,209	2,794,137	0.3%	(0.2)%
Less
Allowance for loan and lease losses	53,671	53,645	57,235	57,249	57,811	0.0%	(7.2)%
Net loans - uncovered	2,735,483	2,727,452	2,758,858	2,707,960	2,736,326	0.3%	(0.0)%
Covered loans	1,242,730	1,336,015	1,481,493	1,609,584	1,717,632	(7.0)%	(27.6)%
Less
Allowance for loan and lease losses	51,044	31,555	16,493	11,583	1,273	61.8%	N/M
Net loans - covered	1,191,686	1,304,460	1,465,000	1,598,001	1,716,359	(8.6)%	(30.6)%
Net loans	3,927,169	4,031,912	4,223,858	4,305,961	4,452,685	(2.6)%	(11.8)%
Premises and equipment	114,797	115,873	118,477	116,959	114,630	(0.9)%	0.1%
Goodwill	51,820	51,820	51,820	51,820	51,820	0.0%	0.0%
Other intangibles	4,847	5,227	5,604	6,049	6,614	(7.3)%	(26.7)%
FDIC indemnification asset	193,113	207,359	222,648	237,709	251,633	(6.9)%	(23.3)%
Accrued interest and other assets	281,172	290,692	300,388	271,843	244,298	(3.3)%	15.1%
Total Assets	$6,041,607	$6,314,481	$6,250,225	$6,154,500	$6,583,635	(4.3)%	(8.2)%

LIABILITIES
Deposits
Interest-bearing	$1,021,519	$1,136,219	$1,111,877	$999,922	$1,135,970	(10.1)%	(10.1)%
Savings	1,643,110	1,628,952	1,534,045	1,407,332	1,350,161	0.9%	21.7%
Time	1,581,603	1,702,294	1,794,843	1,930,652	2,042,824	(7.1)%	(22.6)%
Total interest-bearing deposits	4,246,232	4,467,465	4,440,765	4,337,906	4,528,955	(5.0)%	(6.2)%
Noninterest-bearing	728,178	749,785	705,484	713,357	718,381	(2.9)%	1.4%
Total deposits	4,974,410	5,217,250	5,146,249	5,051,263	5,247,336	(4.7)%	(5.2)%
Federal funds purchased and securities sold under agreements to repurchase	105,291	87,973	59,842	58,747	38,299	19.7%	174.9%
Long-term debt	102,255	102,976	128,880	129,224	384,775	(0.7)%	(73.4)%
Other long-term debt	0	20,620	20,620	20,620	20,620	(100.0)%	(100.0)%
Total borrowed funds	207,546	211,569	209,342	208,591	443,694	(1.9)%	(53.2)%
Accrued interest and other liabilities	137,889	177,698	197,240	203,715	211,049	(22.4)%	(34.7)%
Total Liabilities	5,319,845	5,606,517	5,552,831	5,463,569	5,902,079	(5.1)%	(9.9)%

SHAREHOLDERS' EQUITY
Common stock	577,856	576,992	580,097	579,309	578,362	0.1%	(0.1)%
Retained earnings	329,455	320,515	310,271	301,777	292,004	2.8%	12.8%
Accumulated other comprehensive loss	(7,902)	(12,332)	(12,044)	(9,106)	(7,831)	(35.9)%	0.9%
Treasury stock, at cost	(177,647)	(177,211)	(180,930)	(181,049)	(180,979)	0.2%	(1.8)%
Total Shareholders' Equity	721,762	707,964	697,394	690,931	681,556	1.9%	5.9%
Total Liabilities and Shareholders' Equity	$6,041,607	$6,314,481	$6,250,225	$6,154,500	$6,583,635	(4.3)%	(8.2)%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

			Quarterly Averages			Year-to-Date Averages
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,
	2011	2011	2010	2010	2010	2011	2010
ASSETS
Cash and due from banks	$118,829	$111,953	$122,167	$185,322	$273,162	$115,410	$304,573
Interest-bearing deposits with other banks	375,434	276,837	405,920	483,097	554,333	326,408	474,978
Investment securities	1,093,870	1,045,292	798,135	691,700	597,991	1,069,715	578,402
Loans held for sale	690	8,226	21,141	14,909	7,615	4,437	4,968
Loans
Commercial	797,158	802,944	739,082	735,228	746,636	800,035	766,000
Real estate - construction	139,255	158,403	172,585	187,401	202,513	148,776	217,102
Real estate - commercial	1,132,662	1,135,630	1,155,896	1,135,547	1,110,562	1,134,138	1,095,155
Real estate - residential	268,760	273,422	276,166	295,917	301,880	271,078	305,472
Installment	65,568	67,700	71,623	71,739	77,299	66,628	78,362
Home equity	341,876	340,285	339,192	336,288	332,044	341,085	332,656
Credit card	28,486	28,321	28,962	28,664	28,052	28,404	28,240
Lease financing	8,492	6,519	185	71	15	7,511	15
Total loans, excluding covered loans	2,782,257	2,813,224	2,783,691	2,790,855	2,799,001	2,797,655	2,823,002
Less
Allowance for loan and lease losses	55,132	59,756	60,433	60,871	60,430	57,431	60,162
Net loans - uncovered	2,727,125	2,753,468	2,723,258	2,729,984	2,738,571	2,740,224	2,762,840
Covered loans	1,295,228	1,420,197	1,551,003	1,648,030	1,781,741	1,357,367	1,834,382
Less
Allowance for loan and lease losses	39,070	23,399	16,104	882	14	31,278	7
Net loans - covered	1,256,158	1,396,798	1,534,899	1,647,148	1,781,727	1,326,089	1,834,375
Net loans	3,983,283	4,150,266	4,258,157	4,377,132	4,520,298	4,066,313	4,597,215
Premises and equipment	115,279	119,006	117,659	115,518	115,587	117,132	112,117
Goodwill	51,820	51,820	51,820	51,820	51,820	51,820	51,820
Other intangibles	5,031	5,421	5,841	6,384	6,848	5,225	7,138
FDIC indemnification asset	186,125	208,448	232,734	238,720	260,079	197,225	270,382
Accrued interest and other assets	289,393	289,139	256,906	243,877	233,288	289,267	232,615
Total Assets	$6,219,754	$6,266,408	$6,270,480	$6,408,479	$6,621,021	$6,242,952	$6,634,208

LIABILITIES
Deposits
Interest-bearing	$1,130,503	$1,088,791	$1,086,685	$1,029,350	$1,139,001	$1,109,762	$1,095,093
Savings	1,636,821	1,585,065	1,490,132	1,412,441	1,341,194	1,611,086	1,329,847
Time	1,634,779	1,757,668	1,861,296	2,007,138	2,090,776	1,695,884	2,132,854
Total interest-bearing deposits	4,402,103	4,431,524	4,438,113	4,448,929	4,570,971	4,416,732	4,557,794
Noninterest-bearing	734,674	733,242	741,343	721,501	740,011	733,962	757,107
Total deposits	5,136,777	5,164,766	5,179,456	5,170,430	5,310,982	5,150,694	5,314,901
Federal funds purchased and securities sold under agreements to repurchase	95,297	89,535	63,489	50,580	37,353	92,432	37,880
Long-term debt	102,506	119,932	128,998	281,170	389,972	111,171	394,880
Other long-term debt	20,393	20,620	20,620	20,620	20,620	20,506	20,620
Total borrowed funds	218,196	230,087	213,107	352,370	447,945	224,109	453,380
Accrued interest and other liabilities	157,031	176,493	180,901	201,567	191,043	166,708	190,641
Total Liabilities	5,512,004	5,571,346	5,573,464	5,724,367	5,949,970	5,541,511	5,958,922

SHAREHOLDERS' EQUITY
Preferred stock	0	0	0	0	0	0	23,629
Common stock	577,417	579,790	579,701	578,810	580,299	578,597	564,949
Retained earnings	318,466	308,841	306,923	294,346	282,634	313,680	280,218
Accumulated other comprehensive loss	(10,488)	(13,251)	(8,584)	(8,021)	(8,320)	(11,862)	(9,092)
Treasury stock, at cost	(177,645)	(180,318)	(181,024)	(181,023)	(183,562)	(178,974)	(184,418)
Total Shareholders' Equity	707,750	695,062	697,016	684,112	671,051	701,441	675,286
Total Liabilities and Shareholders' Equity	$6,219,754	$6,266,408	$6,270,480	$6,408,479	$6,621,021	$6,242,952	$6,634,208

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS

(Dollars in thousands)
(Unaudited)

	Quarterly Averages						Year-to-Date Averages
	Jun. 30, 2011		Mar. 31, 2011		Jun. 30, 2010		Jun. 30, 2011		Jun. 30, 2010
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$1,093,870	2.67%	$1,045,292	2.72%	$597,991	3.82%	$1,069,715	2.69%	$578,402	3.95%
Interest-bearing deposits with other banks	375,434	0.35%	276,837	0.41%	554,333	0.33%	326,408	0.38%	474,978	0.34%
Gross loans, including covered loans and indemnification asset (2)	4,264,300	6.60%	4,450,095	6.63%	4,848,436	6.60%	4,356,684	6.62%	4,932,734	6.72%
Total earning assets	5,733,604	5.44%	5,772,224	5.63%	6,000,760	5.74%	5,752,807	5.53%	5,986,114	5.95%

Nonearning assets
Allowance for loan and lease losses	(94,202)		(83,155)		(60,444)		(88,709)		(60,169)
Cash and due from banks	118,829		111,953		273,162		115,410		304,573
Accrued interest and other assets	461,523		465,386		407,543		463,444		403,690
Total assets	$6,219,754		$6,266,408		$6,621,021		$6,242,952		$6,634,208

Interest-bearing liabilities
Total interest-bearing deposits	$4,402,103	0.98%	$4,431,524	1.04%	$4,570,971	1.34%	$4,416,732	1.01%	$4,557,794	1.37%
Borrowed funds
Short-term borrowings	95,297	0.21%	89,535	0.20%	37,353	0.18%	92,432	0.21%	37,880	0.19%
Long-term debt	102,506	3.67%	119,932	3.68%	389,972	2.63%	111,171	3.68%	394,880	2.61%
Other long-term debt	20,393	3.87%	20,620	3.82%	20,620	6.21%	20,506	3.85%	20,620	6.20%
Total borrowed funds	218,196	2.17%	230,087	2.34%	447,945	2.59%	224,109	2.26%	453,380	2.57%
Total interest-bearing liabilities	4,620,299	1.04%	4,661,611	1.11%	5,018,916	1.45%	4,640,841	1.07%	5,011,174	1.48%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	734,674		733,242		740,011		733,962		757,107
Other liabilities	157,031		176,493		191,043		166,708		190,641
Shareholders' equity	707,750		695,062		671,051		701,441		675,286
Total liabilities & shareholders' equity	$6,219,754		$6,266,408		$6,621,021		$6,242,952		$6,634,208

Net interest income (1)	$65,867		$67,335		$67,738		$133,202		$139,758
Net interest spread (1)		4.40%		4.52%		4.29%		4.46%		4.47%
Net interest margin (1)		4.61%		4.73%		4.53%		4.67%		4.71%

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS(1)

(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(128)	$399	$271	$(1,714)	$3,297	$1,583	$(3,602)	$6,555	$2,953
Interest-bearing deposits with other banks	(43)	89	46	25	(156)	(131)	87	(278)	(191)
Gross loans, including covered loans and indemnification asset (2)	(309)	(2,254)	(2,563)	46	(9,619)	(9,573)	(2,472)	(18,907)	(21,379)
Total earning assets	(480)	(1,766)	(2,246)	(1,643)	(6,478)	(8,121)	(5,987)	(12,630)	(18,617)
Interest-bearing liabilities
Total interest-bearing deposits	$(680)	$47	$(633)	$(4,128)	$(413)	$(4,541)	$(8,081)	$(708)	$(8,789)
Borrowed funds
Short-term borrowings	1	3	4	2	30	32	3	55	58
Long-term debt	(5)	(147)	(152)	1,009	(2,628)	(1,619)	2,083	(5,170)	(3,087)
Other long-term debt	3	-	3	(120)	(2)	(122)	(241)	(2)	(243)
Total borrowed funds	(1)	(144)	(145)	891	(2,600)	(1,709)	1,845	(5,117)	(3,272)
Total interest-bearing liabilities	(681)	(97)	(778)	(3,237)	(3,013)	(6,250)	(6,236)	(5,825)	(12,061)

Net interest income (1)	$201	$(1,669)	$(1,468)	$1,594	$(3,465)	$(1,871)	$249	$(6,805)	$(6,556)

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(excluding covered assets)

(Dollars in thousands)
(Unaudited)

						Six months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2011	2011	2010	2010	2010	2011	2010

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$53,645	$57,235	$57,249	$57,811	$56,642	$57,235	59,311
Provision for uncovered loan and lease losses	5,756	647	9,741	6,287	6,158	6,403	17,536
Gross charge-offs
Commercial	383	432	5,131	762	1,156	815	7,431
Real estate - construction	1,213	1,190	500	3,607	2,386	2,403	4,512
Real estate - commercial	2,791	2,089	1,887	2,013	359	4,880	4,291
Real estate - residential	406	108	196	717	246	514	780
Installment	177	72	231	205	304	249	718
Home equity	923	262	1,846	389	580	1,185	1,264
All other	339	448	494	431	426	787	946
Total gross charge-offs	6,232	4,601	10,285	8,124	5,457	10,833	19,942
Recoveries
Commercial	222	100	57	334	120	322	229
Real estate - construction	27	0	0	0	24	27	24
Real estate - commercial	38	35	243	728	99	73	111
Real estate - residential	29	9	6	11	4	38	7
Installment	82	98	116	116	127	180	287
Home equity	12	25	74	21	10	37	97
All other	92	97	34	65	84	189	151
Total recoveries	502	364	530	1,275	468	866	906
Total net charge-offs	5,730	4,237	9,755	6,849	4,989	9,967	19,036
Ending allowance for uncovered loan and lease losses	$53,671	$53,645	$57,235	$57,249	$57,811	$53,671	$57,811

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	0.08%	0.17%	2.72%	0.23%	0.56%	0.12%	1.90%
Real estate - construction	3.42%	3.05%	1.15%	7.64%	4.68%	3.22%	4.17%
Real estate - commercial	0.97%	0.73%	0.56%	0.45%	0.09%	0.85%	0.77%
Real estate - residential	0.56%	0.15%	0.27%	0.95%	0.32%	0.35%	0.51%
Installment	0.58%	(0.16)%	0.64%	0.49%	0.92%	0.21%	1.11%
Home equity	1.07%	0.28%	2.07%	0.43%	0.69%	0.68%	0.71%
All other	2.68%	4.09%	6.26%	5.05%	4.89%	3.36%	5.67%
Total net charge-offs	0.83%	0.61%	1.39%	0.97%	0.71%	0.72%	1.36%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$9,811	$9,918	$13,729	$17,320	$12,874	$9,811	$12,874
Real estate - construction	13,237	14,199	12,921	13,454	18,890	13,237	18,890
Real estate - commercial	26,213	30,846	28,342	27,945	28,272	26,213	28,272
Real estate - residential	4,564	4,419	4,607	4,801	4,571	4,564	4,571
Installment	335	262	150	279	267	335	267
Home equity	2,376	2,404	2,553	2,358	1,797	2,376	1,797
Total nonaccrual loans	56,536	62,048	62,302	66,157	66,671	56,536	66,671
Restructured loans	17,482	18,532	17,613	13,365	12,752	17,482	12,752
Total nonperforming loans	74,018	80,580	79,915	79,522	79,423	74,018	79,423
Other real estate owned (OREO)	16,313	14,953	17,907	18,305	16,818	16,313	16,818
Total nonperforming assets	90,331	95,533	97,822	97,827	96,241	90,331	96,241
Accruing loans past due 90 days or more	149	241	370	233	276	149	276
Total underperforming assets	$90,480	$95,774	$98,192	$98,060	$96,517	$90,480	$96,517
Total classified assets	$184,786	$185,738	$202,140	$212,552	$201,859	$184,786	$201,859

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance for loan and lease losses to
Nonaccrual loans	94.93%	86.46%	91.87%	86.54%	86.71%	94.93%	86.71%
Nonperforming loans	72.51%	66.57%	71.62%	71.99%	72.79%	72.51%	72.79%
Total ending loans	1.92%	1.93%	2.03%	2.07%	2.07%	1.92%	2.07%
Nonperforming loans to total loans	2.65%	2.90%	2.84%	2.88%	2.84%	2.65%	2.84%
Nonperforming assets to
Ending loans, plus OREO	3.22%	3.42%	3.45%	3.51%	3.42%	3.22%	3.42%
Total assets	1.50%	1.51%	1.57%	1.59%	1.46%	1.50%	1.46%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY

(Dollars in thousands, except per share)
(Unaudited)

						Six months ended,
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2011	2011	2010	2010	2010	2011	2010
PER COMMON SHARE
Market Price
High	$17.20	$18.91	$19.41	$17.10	$21.32	$18.91	$21.32
Low	$15.04	$15.65	$16.21	$14.19	$14.95	$15.04	$13.89
Close	$16.69	$16.69	$18.48	$16.68	$14.95	$16.69	$14.95

Average common shares outstanding - basic	57,694,792	57,591,568	57,573,544	57,570,709	57,539,901	57,642,970	56,356,877
Average common shares outstanding - diluted	58,734,662	58,709,037	58,688,415	58,531,505	58,604,039	58,722,448	57,365,322
Ending common shares outstanding	58,259,440	58,286,890	58,064,977	58,057,934	58,062,655	58,259,440	58,062,655

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$681,492	$691,559	$680,145	$670,121	$658,623	$681,492	$658,623
Tier 1 Ratio	20.15%	20.49%	18.45%	18.64%	18.15%	20.15%	18.15%
Total Capital	$724,735	$734,714	$727,252	$715,938	$704,752	$724,735	$704,752
Total Capital Ratio	21.43%	21.77%	19.72%	19.91%	19.42%	21.43%	19.42%
Total Capital in excess of minimum requirement	$454,189	$464,718	$432,274	$428,314	$414,434	$454,189	$414,434
Total Risk-Weighted Assets	$3,381,822	$3,374,945	$3,687,224	$3,595,295	$3,628,978	$3,381,822	$3,628,978
Leverage Ratio	11.01%	11.08%	10.89%	10.50%	9.99%	11.01%	9.99%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending assets	11.95%	11.21%	11.16%	11.23%	10.35%	11.95%	10.35%
Ending tangible shareholders' equity to ending tangible assets	11.11%	10.40%	10.33%	10.38%	9.55%	11.11%	9.55%
Average shareholders' equity to average assets	11.38%	11.09%	11.12%	10.68%	10.14%	11.24%	10.18%
Average common shareholders' equity to average assets	11.38%	11.09%	11.12%	10.68%	10.14%	11.24%	9.82%
Average tangible shareholders' equity to average tangible assets	10.56%	10.28%	10.29%	9.86%	9.33%	10.42%	9.38%
Average tangible common shareholders' equity to average tangible assets	10.56%	10.28%	10.29%	9.86%	9.33%	10.42%	9.02%